Exhibit 16.1

July 14, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re: Technol Fuel Conditioners, Inc.

We have read the statements under Item 4 of the Form 8-K report regarding the recent change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas